EX-FILING FEES

CALCULATION OF FILING FEE TABLES
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HNO International, Inc.

Table 1:

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Amount Registered(1)	Fee Calculation Rule		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value	32,570,000	457	(c)	$0.0719	$2,341,783	0.0001381	$323.40
Total Offering Amounts:							$2,341,783		$323.40
Total Fees Previously Paid:									—
Total Fee Offsets:									0.00
Net Fee Due:									$323.40

Offering Note(s)

(1) Consists of up to 32,570,000 shares of common stock that may be offered for resale by the selling stockholders, including (i) up to 25,500,000 shares issuable to Lambda Ventures, LLC under the Equity Purchase Agreement dated April 27, 2026 (up to 25,000,000 Purchase Shares and 500,000 Initial Commitment Shares), and (ii) up to 7,070,000 shares issuable under the four Securities Purchase Agreements (up to 5,530,000 Note Shares and 1,540,000 Warrant Shares).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the last reported sale price of the registrant’s common stock on the OTCQB on July 7, 2026, which was $0.0719 per share.

(3) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered hereunder includes such indeterminate number of additional shares of common stock as may be issued in connection with any stock split, stock dividend, recapitalization or similar event affecting the common stock. In the event of any such event, the number of shares registered shall be appropriately adjusted, and the registration fee will be recalculated accordingly.

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